EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 2, 2008, relating to the consolidated financial statements and financial statement schedule of Jupitermedia Corporation and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Accounting Standards No. 123R, "Share Based Payment," effective January 1, 2006, and FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes -- an Interpretation of FASB Statement No. 109," effective January 1, 2007, and relating to the restatement of the 2006 consolidated financial statements) and the internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of material weaknesses) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007.



/s/ Deloitte & Touch LLP

Stamford, Connecticut
September 11, 2008